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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

The weighted average number of common and common share equivalents on a primary basis are as follows:

                                                                                 FOR THE THREE MONTHS ENDED
                                                                                ----------------------------
                                                                                APRIL 3,           APRIL 4,
                                                                                 1999                1998
                                                                               ---------           ---------
Weighted average common shares outstanding                                        10,722              10,743

Shares issued from assumed exercise of
     incentive stock options(1)(2)                                                    --                  --

Shares issued from assumed exercise of
     nonqualified stock options(1)(2)                                                 --                  --
                                                                                --------            --------

Weighted average number of common and common
     equivalent shares outstanding as adjusted                                    10,722              10,743
                                                                                ========            ========



Net loss                                                                        $ (1,747)           $   (935)
                                                                                ========            ========

Net loss per common share:

     Basic and diluted                                                          $   (.16)           $   (.09)
                                                                                ========            ========


-----------------

(1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

(2) For the three months ended April 3, 1999 and April 4, 1998, common shares from assumed exercise of stock options are not presented as they are antidilutive due to net losses.


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